Exhibit 99(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated April 12, 2016 relating to the statement of assets and liabilities of NorthStar Real Estate Capital Income Fund, which is also incorporated by reference into the Registration Statement.

We also consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated April 12, 2016 relating to the statement of assets and liabilities, including the schedule of investment, of NorthStar Real Estate Capital Income Master Fund, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

December 19, 2016